UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2014

Camden National Corporation (Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)(1)
On December 16, 2014, the Board of Directors of Camden National Corporation (the "Company") elected Mr. Lawrence J. Sterrs to serve as a member of the Board of Directors effective January 1, 2015. Mr. Sterrs will serve as a member of the Board of Directors and the Technology Committee of the Company until the 2017 Annual Meeting of Shareholders.

There are no understandings or arrangements between Mr. Sterrs and any other person pursuant to which Mr. Sterrs was selected as a director of the Company. There are no related party transactions between the Company and Mr. Sterrs reportable under Item 404(a) of Regulation S-K.
In connection with his service as a director, Mr. Sterrs will receive the Company’s standard non-employee director cash compensation. Specifically, Mr. Sterrs will receive the $8,750 annual cash retainer and $1,000 per attended meeting of the Board of Directors, and he will receive $500 for each committee meeting of the Board of Directors attended.
Please refer to exhibit 99.1 filed with this report for the Company's press release announcing the election of Mr. Sterrs as director of the Company.

(c)(2)
On December 16, 2014, the Board of Directors of the Company approved the promotion of Ms. Deborah A. Jordan to serve as chief operating officer of the Company and its wholly owned subsidiary, Camden National Bank (the "Bank"), effective January 1, 2015. Ms. Jordan will continue to serve as chief financial officer of the Company and the Bank, a position she has held since September 1, 2008.

Additional details about Ms. Jordan's experience are available in the Company's proxy statement filed with the Securities and Exchange Commission on March 12, 2014. In connection with Ms. Jordan's promotion, her annual salary will increase to $280,000, effective January 1, 2015.
Please refer to exhibit 99.2 filed with this report for the Company's press release announcing Ms. Jordan's promotion.

Item 9.01	Financial Statements and Exhibits.

 (d)    The following exhibits are filed with this Report:

Exhibit No.	Description
99.1	Press release dated December 19, 2014 announcing election of Lawrence J. Sterrs as director of Camden National Corporation
99.2	Press release dated December 19, 2014 announcing promotion of Deborah A. Jordan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2014

CAMDEN NATIONAL CORPORATION (Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan Chief Financial Officer and Principal Financial & Accounting Officer